SHURGARD STORAGE CENTERS, INC.

AMENDED AND RESTATED CLASS A COMMON STOCK

DIVIDEND REINVESTMENT PLAN

The Board of Directors of Shurgard Storage Centers, Inc. (which may be referred to as "we" or "us" or "Shurgard") hereby adopts the following as the Amended and Restated Class A Dividend Reinvestment Plan (the "Plan") of the Company, as of the 30th day of January, 2001.

PURPOSE

1. What Is The Purpose Of The Plan?

The purpose of the Plan is to provide Shareholders ("Participant" or "you") with a convenient and economical way of investing cash dividends in additional Shares without paying any brokerage commission or service charge. Because such additional Shares will be purchased directly from us, we will receive additional funds to make real estate acquisitions and improvements to properties and repay indebtedness, and use for working capital and other general corporate purposes.

ADVANTAGES

2. What Are The Advantages Of The Plan?

  Increased Ownership. Automatic dividend reinvestment provides you with a simple, convenient and economical method of increasing your ownership of Shares. You may have cash dividends on all or a portion of your Shares reinvested. Your account is credited with both full and fractional shares, on which future dividends are reinvested for you.

  Discount. Shares are purchased through the Plan at a 2% discount from current market prices, which enables you to share the cost savings we expect to realize from the sale of Shares pursuant to the Plan.

  No Brokerage Fees On Purchases. You pay no brokerage fees, commissions or service charges on Shares purchased through the Plan.

  Simplified Record Keeping. Detailed statements of account will be mailed to you after each investment and Shares will be held in book-entry form to provide simplified record-keeping.

DISADVANTAGES

3. What Are Possible Disadvantages Of The Plan?

You must make an investment decision to participate in the Plan (and thereby to purchase Shares) prior to the date the purchase price is determined. The market price of the Shares may fluctuate between the time an investment decision to participate in the Plan is made and the time at which Shares are purchased. See Questions 14 and 19. In addition, you must be aware of the income tax consequences of participation in the Plan (summarized under Question 25), including the rule that a Participant will be treated for federal income tax purposes as having received on each dividend payment date a distribution equal to the fair market value of the Shares purchased plus any cash actually distributed.

ELIGIBILITY

4. Who Is Eligible To Participate In The Plan?

All Shareholders are eligible to participate in the Plan. If your Shares are registered in a name other than your own (e.g., in the name of a broker, bank or nominee) and you want to participate, you must either make appropriate arrangements for your broker, bank or nominee to join the Plan or you must become a Shareholder of record by having a part or all of your Shares transferred to your own name. To have Shares of which you are the beneficial owner re-registered in your name, you must make appropriate arrangements with your broker, bank or nominee.

The Plan is intended for the benefit of Shareholders, not for individuals or investors who engage in transactions that may cause aberrations in the price or trading volume of Shares. From time to time, financial intermediaries may seek to engage in positioning transactions in order to benefit from the discount from the market price of the Shares acquired under the Plan. Such transactions could cause fluctuations in the trading volume of the Shares. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons in order to eliminate practices which are inconsistent with the purpose of the Plan.

We may also refuse participation in the Plan to Shareholders residing in states where Shares offered pursuant to the Plan are neither registered under applicable securities laws nor exempt from registration.

ADMINISTRATION

5. Who Administers The Plan?

American Stock Transfer & Trust Company ("Administrator"), which also serves as our transfer agent, registrar and dividend disbursing agent, acts as Administrator for the Plan. The Administrator holds Shares in book-entry form in your Plan account, keeps records and sends statements of account to you. Shares purchased under the Plan are registered in the name of the Administrator or its nominee, as agent, and credited to your account.

PARTICIPATION

6. How Do I Participate In The Plan?

You may join the Plan by completing an Authorization Card in the form included below and returning it to the Administrator. The Administrator's address is:

American Stock Transfer & Trust Co.
Attn: Dividend Reinvestment Dept.
Wall Street Station

P.O. Box 922

New York, NY 10269-0560

Phone: 1-800-278-4353

www.AMSTOCK.com

    When Can I Join The Plan?

You may join the Plan at any time. If the Authorization Card is received by the Administrator on or before the record date for the payment of the next dividend, reinvestment will begin with that dividend. If the Authorization Card is received in the period between any dividend record date and payment date, that dividend will be paid in cash and your initial dividend reinvestment will begin with the next dividend.

8. How Much Of My Dividend Is Reinvested?

As much as you indicate on the Authorization Card, which provides for the purchase of additional Shares through the following investment options:

    Full Dividend Reinvestment directs the investment of all your cash dividends on all Shares then or subsequently registered in your name.
    Partial Dividend Reinvestment directs the investment of the cash dividends on that number of Shares registered in your name which are designated in the appropriate space on the Authorization Card.

You may select either of the above investment options. To initially elect to participate in the Plan, you must direct the Administrator to reinvest dividends on at least one (1) Share.

9. Can I Change Options Under The Plan?

As a Participant, you may change investment options or modify the number of Shares designated under the Partial Dividend Reinvestment option at any time by completing a new Authorization Card and returning it to the Administrator at the address set forth on the Authorization Card.

COSTS

10. What Costs Do I Pay?

There is no charge to join the Plan and there are no brokerage fees on purchases. All costs of administration of the Plan are paid by us, except that you may incur certain costs in connection with your withdrawal from the Plan or if you direct the Administrator to sell your Shares. See Questions 19 and 20.

PURCHASES

11. What Is The Source Of The Shares Purchased Under The Plan?

At our discretion, the shares of common stock purchased under the Plan will be:

 authorized but unissued shares purchased directly from us;

 newly issued shares;

 shares purchased in the open market; or

 shares purchased by a combination of the above.

12. When Will Dividends Be Invested In Shares?

The dates of investment of dividends will be the dividend payment dates ("Investment Dates"). If the NYSE (or other exchange or market on which the Shares are principally traded) is not open for trading on such date, the Investment Date will be the next day that the NYSE or such other exchange or market is open for trading. Dividend payment dates normally occur on or around the 20th day of February, May, August and November of each year.

13. How Many Shares Will Be Purchased?

The number of full and fractional Shares (calculated to four decimal places) purchased will be determined by dividing the aggregate amount of your dividends by the applicable purchase price of Shares.

14. What Will Be The Price For Shares Purchased Under The Plan?

If the shares of common stock purchased under the Plan are newly issued shares or previously authorized but unissued shares, the price per share to all participants that elected to reinvest an applicable dividend payment will be purchased from us at a price per share equal to 98% of the Average Market Value of the Common Stock, which is the GREATER of (i) the average of the high and low sale prices of the Company's Common Stock on the NYSE on the Investment Date (or, if not a trading day, the next following trading day), or (ii) the average reported closing sale price of the Company's Common Stock (but not greater than 105% of (i) above) on the NYSE for the 10 trading days prior to the Investment Date. In the case of purchases of our common stock in the open market, the price per share to all participants that elected to reinvest an applicable dividend payment will be the average purchase price of all shares of our common stock purchased for the accounts of all participants who elected to reinvest dividends payable on that dividend payment date.

REPORTS

15. What Reports Will I Receive?

Following each purchase of Shares under the Plan, the Administrator will mail a statement of account showing the amounts invested, the number of Shares purchased, and the purchase price. These statements are a record of the cost of these purchases and should be retained for income tax purposes

DIVIDENDS

16. Will I Be Paid Dividends Paid On Shares Held In My Account Under The Plan?

Yes, dividends will be paid on all full and fractional Shares held in your Plan account. Dividends will automatically be reinvested in additional Shares and added to your account.

CERTIFICATES FOR SHARES

17. Do I Receive Certificates For Shares Purchased Under The Plan?

No, all full and fractional Shares issued under the Plan will be issued in uncertificated or "book-entry" form and held in your account. This feature permits ownership of fractional Shares, protects against loss, theft or destruction of stock certificates, and reduces the costs of the Plan. Also, as noted above in Question 4, the Administrator will hold Shares in the names of the registered holders. In the case of a Participant holding his or her shares in the name of a broker, bank or nominee, this means that the Administrator will hold the Shares in the name of such broker, bank or nominee.

Certificates for any number of whole Shares credited to your account will be issued in your name upon your written request to the Administrator. Certificates for fractional Shares will not be issued. Should you want your certificates issued in a different name, you must notify the Administrator in writing and comply with applicable transfer requirements. If you wish to sell any whole Shares credited to your account under the Plan, you will have the option to either (i) receiving a certificate for such whole number of Shares or (ii) request that such Shares held in your account be sold, in which case the Shares will be sold on the open market as soon as practicable. Brokerage commissions on such sales will not be paid by the Company, and will be deducted from the sales proceeds. See Question 20. If you wish to pledge Shares credited to your account, you must first have the certificate for those Shares issued in your name.

SALES OF SHARES

18. How Do I Sell Shares Through The Plan?

You may instruct the Administrator to sell some or all of their Shares held in the Plan by notifying the Administrator in writing or by using the form included with account statements.

The Administrator will sell Shares through a registered broker dealer, which may be A.G. Edwards & Sons, Inc., as soon as practicable after receipt of a proper written request. Shares to be sold may be commingled with those of other Participants requesting sale of their Shares, and the proceeds to each Participant will be based on the average price for all Shares sold during the day of sale. Participants should understand that the price of the Shares may go down as well as up between the date a request to sell is received and the date the sale is executed. The Plan does not offer Participants the ability to specify either the dates or the prices at which Shares are to be sold through the Administrator.

If a request to sell Shares is received on or after the record date, and before the payment date, for a dividend, any cash dividend paid on such Shares will be reinvested. The request to sell Shares will then be processed as soon as practicable after the dividend is reinvested and the additional Shares are credited to the participant's account. There is a $15 fee for selling Shares through the Administrator plus the Participant's pro rata share of brokerage commissions.

WITHDRAWAL FROM THE PLAN

19. When And How Can I Withdraw From The Plan?

You may withdraw from the Plan at any time by written request to the Administrator. If the withdrawal request is received on or after the record date for determining the Shareholders entitled to receive the next dividend, that dividend will be reinvested in Shares for your account on the dividend payment date, and the request for withdrawal will be processed promptly thereafter.

20. What Happens After I Withdraw From The Plan?

If you notify the Administrator of your termination of participation in the Plan with respect to all of the Shares held for your account in the Plan, or if your participation in the Plan is terminated by us, you may elect either to (i) receive a certificate for whole Shares credited to your account under the Plan or (ii) request that any Shares held in your account be sold, in which case the Shares will be sold on the open market as soon as practicable. In either case you will be sent a check representing the value of any fractional Share computed on the basis of the average of the high and low sale prices of our Common Stock on the NYSE on the date your account is terminated. Brokerage commissions on sales will be paid by us, and will be deducted from the sales proceeds. In addition, if you terminate your participation in the Plan with respect to all of your Shares, you will be subject to a $15.00 service charge imposed by the Administrator, which will not be paid by us.

If we terminate the Plan, you will receive a certificate for the number of Whole Shares credited to your account under the Plan and a check for the value of any fractional Share (computed as described in the preceding paragraph). If a Participant moves his or her residence to a jurisdiction where Shares offered pursuant to the Plan are neither registered nor exempt from registration under applicable securities laws, we may deem the Participant to have terminated participation in the Plan.

21. When Can I Rejoin The Plan?

Generally, a Shareholder who has withdrawn from the Plan may again become a Participant at any time.

OTHER INFORMATION

22. What Happens When I Sell Or Transfer Some Of My Shares In The Plan?

There is no effect on the Shares remaining in the Plan as long as you have at least one (1) full Share in your Plan account. If you dispose of a portion of your Shares, the Administrator will continue to reinvest dividends on Shares credited to your Plan account in additional Shares unless and until a written request to withdraw such Shares from your Plan account is received by the Administrator.

If you dispose of a portion of your Shares and you have directed the Administrator to reinvest dividends on some of your Shares (i.e., Partial Dividend Reinvestment), you should provide new written instructions to the Administrator on how to handle your account. If the Administrator does not receive new instructions, it may, in its discretion, pay cash dividends to you on all of your remaining Shares.

    What Happens If The Company Issues A Stock Dividend or Declares A Stock Split?

Any stock dividend or stock split distributed by us on Shares held in the Plan will be credited to your account.

24. How Will My Plan Shares Be Voted At Annual Or Special Meetings Of Shareholders?

You will receive a proxy to vote all Shares (including fractional shares) held in your Plan account.

25. What Are The Federal Income Tax Consequences Of Participation In The Plan?

Distributions by REITs are treated as dividends to the extent a REIT has earnings and profits for federal income tax purposes. To the extent that the amount distributed by a REIT exceeds the current and accumulated earnings and profits of the REIT, the distribution will first be treated as a return of capital to the Shareholder to the extent of basis, with any excess taxable as gain realized from the sale of Shares.

Amounts automatically reinvested in additional whole and fractional Shares are taxable to the Participant notwithstanding that such amounts are reinvested in stock. A Participant will be treated for federal income tax purposes as having received on each dividend payment date a taxable distribution equal to the fair market value on such dividend payment date of the Shares acquired thereby plus any cash actually distributed.

The initial tax basis of whole or fractional Shares acquired under the Plan will equal the fair market value on such dividend payment date of the Shares acquired. A Participant will generally recognize capital gain or loss on the sale of the Shares equal to the difference between the amount realized and the Participant's tax basis in such Shares. The holding period for Shares credited to a Participant's Plan account pursuant to the Plan will begin on the day following the date on which the Shares were purchased for the Participant's account.

In the case of Shareholders whose dividends are subject to United States federal income tax withholding or backup withholding, the Administrator will reinvest dividends less the amount of tax required to be withheld. The sales of Shares through the Plan will be reported to the Internal Revenue Service and to Participants on Form 1099B.

The foregoing discussion briefly summarizes the principal federal income tax consequences, under current law, of participation in the Plan and is provided for general information purposes only. It does not address all potentially relevant federal income tax matters, including consequences peculiar to persons subject to special provisions of federal income tax law. The above discussion is based on various rulings of the Internal Revenue Service regarding several types of dividend reinvestment plans. No ruling, however, has been issued or requested regarding the Plan. Participants in the Plan are urged to consult with their own tax advisors with respect to federal, state, local and other tax laws applicable to their specific situations. In addition, the tax consequences of participation in the Plan by retirement plans differ from those outlined herein for individuals. Since the laws and regulations regarding the federal income tax consequences of retirement plan participation are complex and subject to change, a retirement plan considering such participation should consult with its own retirement plan trustees, custodians or tax advisors for specific information.

26. Can The Plan Be Changed Or Discontinued?

Our Board of Directors may suspend the Plan without prior notice to participants at any time and from time to time if the Board determines that the Average Market Value of the Common Stock is at a level making sales of Shares pursuant to the Plan disadvantageous to us. Such determination may be based on any factor or factors deemed appropriate by the Board, including, but not limited to, our inability to invest the proceeds of sale of Plan Shares at a rate of return exceeding the cost to us of such Shares. Dividends that would otherwise be invested during a period of suspension will be paid to participants in cash.

The Board may also amend or terminate the Plan at any time, including amending or eliminating the discount to Average Market Value described in Question 14 or providing for additional Shares to be purchased through voluntary cash investments under the Plan, provided that no amendment made between a payment date for dividends on participating Shares and the record date therefor may modify the terms of investment of such dividends on such dividend payment date. You will be notified if the Plan is terminated or materially amended. We may also terminate any Participant's participation in the Plan at any time by notice to such Participant if continued participation will, in the opinion of the Board of Directors, jeopardize our status as a REIT under the Internal Revenue Code of 1986, as amended.

27. What Is The Responsibility Of The Administrator And The Company Under The Plan?

Neither we nor the Administrator nor its nominees shall have any liability for any act done in good faith or for any good-faith omission to act in connection with the Plan, including, without limitation, any claim or liability arising out of purchases and sales, or failure to terminate a Participant's account upon his or her death prior to receipt of written notice of death, nor shall they have any duties, responsibilities or liabilities except such as are expressly set forth in the Plan.

28. Who Bears The Risk Of Market Price Fluctuations In the Company's Shares?

Your investment in Shares held in a Plan account is no different than an investment in directly held Shares in this regard. You bear the risk of loss and the benefits of gain from market price changes for all of your Shares.

Neither we nor the Administrator can guarantee that Shares purchased under the Plan will, at any particular time, be worth more or less than their purchase price.